Exhibit 10.2
CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of December 1, 2020 (the “Effective Date”), by and between Brickell Biotech, Inc., a Delaware corporation, with its principal place of business being 5777 Central Avenue, Suite 102, Boulder, CO 80301 (the “Company”) and Danforth Advisors, LLC, a Massachusetts limited liability corporation, with its principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”). The Company and Danforth are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is a clinical-stage pharmaceutical company focused on developing innovative and differentiated prescription therapeutics for the treatment of debilitating skin and other diseases; and

WHEREAS, Danforth has expertise in financial and corporate operations and strategy; and

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, as more fully described in Exhibit A attached hereto, (the "Services"); and

WHEREAS, the Company wishes to engage Danforth on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree and covenant to each other as follows.

1.Services of Consultant. Danforth will provide the Services to the Company. The Services are more fully described in Exhibit A attached hereto. Danforth and the Company will review the Services on a monthly basis to prioritize and implement the tasks listed on Exhibit A, based upon the Company’s needs.

2.Compensation for Services. In full consideration of Danforth’s complete, prompt and faithful performance of the Services as determined by Company, the Company shall pay Danforth the consulting fee as described in Exhibit A (the “Consulting Fee”). Danforth shall invoice the Company for Services rendered on a monthly calendar basis, and such invoice will be paid by Company within thirty (30) calendar days of receipt. Upon termination of this Agreement pursuant to Section 3, no compensation or benefits of any kind including as described in this Section 2 shall be owed by Company or payable or issuable by it to Danforth after the effective date of such termination, except that Company shall be responsible for paying as required herein for any Services properly performed by Danforth prior to the effective date of termination of the Agreement. In addition, the Company shall reimburse Danforth for actual and reasonable out-of-pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company, noting specifically that any airfare incurred as part of the Services shall be only by economy class unless approved in writing in advance by the Company. Furthermore, any such accrued expenses in any given three
(3) month period that exceed $1,000 shall be submitted to the Company for its prior written approval.
All Danforth invoices and billing matters shall be addressed to: Company Accounts Payable Contact:    Jose Breton
Chief Accounting Officer jbreton@brickellbio.com (720) 505-4755
5777 Central Avenue, Boulder, CO 80301 All Company payments and billing inquiries shall be addressed to:
Danforth Accounting:    Betsy Sherr bsherr@danforthadvisors.com (508) 277-0031
Danforth Advisors PO Box 335
Southborough, MA 01772

3.Term and Termination. The term of this Agreement will commence on the Effective Date and will continue until such time as either Party gives notice of termination pursuant to this Section 3 (the “Term”). The Agreement may be terminated by either Party hereto: (a) with Cause (as defined below), upon thirty (30) calendar days’ prior written notice to the other Party; or (b) without cause upon sixty (60) calendar days’ prior written notice to the other Party. For purposes of Section 3, “Cause” shall include: (i) a material breach of the terms of this Agreement which is not cured by the defaulting Party within thirty (30) calendar days of written notice by the other Party of such default or (ii) the commission of any illegal act, including but not limited to fraud and/or embezzlement, or deliberate disregard of a rule or policy of the Company.

4.Time Commitment. Danforth will assign its staff appropriately and devote such adequate time as necessary to perform the Services under this Agreement as may reasonably be required.

5.Place of Performance. Danforth will perform the Services at such locations in which the Company and Danforth may mutually agree. Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that might give anyone other than the Company any rights to or allow for disclosure of any Confidential Information (as defined below) or the work product produced by Danforth hereunder for the Company’s sole and exclusive benefit.

6.Compliance with Law, Policies and Guidelines. Danforth represents and warrants that it will perform the Services in accordance with all applicable laws as well as any rules or policies adopted by the Company that the Company discloses in writing to Danforth.

7.Confidential Information. Danforth acknowledges and agrees that during the course of performing the Services, the Company may furnish, disclose or otherwise make available to Danforth the Company’s proprietary information, including but not limited to material(s) of any kind or type, compilations, research & development, data, formulae, models, patent or other intellectual property rights, procedures, processes, business plans and information, regulatory and legal matters, clinical operations, financial and accounting, and tax, matters involving the Company’s board of directors, investors and investment information, capital raises(s) and other funding projects, banking, contracts and other agreements, business development, public relations, corporate affairs, manufacturing, supply and cmc, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including but not limited to any apparatus, samples, biological or chemical materials, animals, cells, compositions, documents, drawings, machinery, patent or other intellectual property applications, records and reports), which are owned or controlled by the Company and either is marked or designated as confidential at the time of disclosure or which by its nature would be understood by a reasonable person to be proprietary, non-public and/or confidential (collectively the “Confidential Information"). Moreover, Confidential Information shall include any other document or information (whether of Company or of any third party with whom or which Company has an agreement or relationship concerning the confidentiality and protection of information) which comes into Danforth’s possession as a result of this Agreement. Danforth acknowledges that Confidential Information or any part thereof is the sole and exclusive property of the Company and shall not be disclosed by or for Danforth to any third party without Danforth first obtaining written consent to do so by the Company. Danforth further agrees to take all practical steps to ensure that Confidential Information, and any part thereof, shall not be disclosed or issued to Danforth’s affiliates, agents, representatives or employees, except on like terms of confidentiality signed by such person(s) with Danforth. The above provisions of confidentiality shall apply for a period of seven (7) years, calculated from the Effective Date. The Company agrees to permit the use of its name and logo in a roster of Danforth clients, which may appear on the Danforth website and in its marketing materials.

Confidential Information shall not include any information that, as evidenced by written records or other tangible demonstration by Danforth, (a) was known rightfully by Danforth without restriction before receipt from Company, (b) is disclosed rightfully to Danforth by a third party without restriction, (c) is or becomes generally known to the public without violation of this Agreement by Danforth, (d) is developed independently by Danforth without reliance on such information, or (e) is released from a confidential status through mutual written agreement by the rightful parties.

The restrictions set forth immediately above will not prevent Danforth from complying with any law, regulation, court order or other legal requirement that purports to compel disclosure of any Confidential Information. Danforth will notify Company immediately in writing, where legally permissible, upon learning of any such compelled disclosure and provide all relevant details, and cooperate with Company in the exercise of Company’s right to protect the confidentiality of the Confidential Information before any judicial authority or governmental agency.

Upon Company’s written request, Danforth shall promptly return to Company (but in no event later than five (5) business days after receipt of such request) all originals and copies of any Confidential Information received by Danforth from Company hereunder and destroy all information, records and materials developed therefrom, except that Danforth may retain one copy of the Confidential Information in its archive only for use in complying with its ongoing obligations to Company.

8.Intellectual Property. Danforth agrees that all ideas, work product, reports, analyses, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, designs, developments, apparatus, techniques, methods, and formulae that Danforth conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice, and whether or not patentable, alone or in conjunction with any other party and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereafter collectively referred to as the “Inventions”) shall be the sole and exclusive property of the Company.

Danforth hereby agrees in consideration of the Company’s agreement to engage Danforth and pay compensation for the Services rendered to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, that Danforth shall not, without the prior written consent of the Company, directly or indirectly, consult for, or become an employee of, any company which conducts business in the Field of Interest anywhere in the world. As used herein, the term “Field of Interest” shall mean the research, development, manufacture and/or sale of the products resulting from the Company’s technology and/or licensed rights, including but not limited to treating or preventing hyperhidrosis and the Covid-19 virus. The limitations on competition contained in this Section 8 shall continue during the time that Danforth performs any Services for the Company, and for a period of three months following the termination of any such Services that Danforth performs for the Company. If any part of this Section should be determined by a court of competent jurisdiction to be unreasonable or unenforceable in duration, geographic area, or scope, then this Section 8 is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable and/or lawful. Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.

9.Non-Solicitation. Danforth represents and warrants that all personnel representing Danforth are employees or contracted agents of Danforth. Accordingly, during the Term of this Agreement they are not retainable as employees or contractors by the Company and the Company hereby agrees not to solicit, hire or retain their services as long as this Agreement remains in effect and for one (1) year thereafter. Should the Company violate this restriction, it agrees to pay Danforth liquidated damages equal to thirty percent (30%) of the current year of the applicable Danforth employee’s (or contracted agent’s) starting annual base salary , plus Danforth’s reasonable attorneys’ fees and costs incurred in enforcing this Agreement should the Company fail or refuse to pay the liquidated damages amount in full within thirty (30) calendar days following its non-compliance with this Section 9. If the Company were to violate Section 9 involving more than one employee or contracted agent of Danforth, then the liquidated damages hereunder shall be applied to each affected employee and/or agent. Danforth agrees that the liquidated damages provided hereunder fully and adequately compensate Danforth for its loss from non-compliance by the Company with this Section 9 and as such that it is entitled to no other form of compensation or damages or any other relief for noncompliance with Section 9 other than said liquidated damages.

10.No Implied Warranty. Except for any express warranties stated herein, the Services are provided by and for Danforth on an "as is" basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written) relating to the Services or any part thereof. Further, in performing the Services, Danforth is not engaged to disclose to anyone illegal acts, including fraud or defalcations, which may have taken place, except as may be required by applicable law. The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

11.Indemnification.

A.The Company shall defend, indemnify and hold harmless Danforth from and against losses, costs, expenses, claims, damages and/or other liabilities, including but not limited to costs of litigation and reasonable attorney fees (collectively “Claims”) to the extent those Claims relate to, arise out of, or are incurred in connection with the gross negligence or willful misconduct by Company sustained or caused by the Company’s performance of this Agreement or a material breach by the Company of the Agreement; provided, however, that Danforth shall not be indemnified for Claims to the extent due to or arising out of the gross negligence or willful misconduct by Danforth or a material breach by Danforth of the Agreement.

B.Danforth shall indemnify and hold harmless the Company from and against Claims to the extent those Claims relate to, arise out of, or are incurred in connection with the performance of the Services or the engagement of Danforth by the Company or a material breach by Danforth of the Agreement or the gross negligence or willful misconduct by Danforth sustained or caused by Danforth’s performance of this Agreement; provided, however, that the Company shall not be indemnified for Claims to the extent due to or arising out of the gross negligence or willful misconduct by the Company or a material breach by the Company of the Agreement.

C.Each Party shall promptly notify the other of any Claim being made against it that would be covered by this Section 11 on Indemnification and shall cooperate with the Party being indemnified in the defense of such Claim(s).

12.Independent Contractor. Danforth is not, nor shall Danforth be deemed to be at any time during the Term of this Agreement, an employee of the Company, nor shall any Danforth employee or contracted agent used by Danforth to provide Services hereunder, and therefore Danforth shall not be entitled to any benefits provided by the Company to the Company’s employees, if applicable. Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant. Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company's prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the Parties. Danforth will be solely responsible for payment of all charges and taxes arising from its relationship to the Company as a consultant.

13.Records. Upon termination of Danforth’s relationship with the Company, Danforth shall promptly deliver, or as applicable, assign to the Company any property or Confidential Information of the Company relating to the Services which may be in Danforth’s possession and/or control including but not limited to products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies, Inventions, and any associated information stored using electronic mediaum

14.Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications and teleconferences updating either Party as to the status of the Services hereunder) and shall be deemed delivered upon personal delivery, or by e-mail if accompanied by documented confirmed return/read e-mail receipt, and/or upon one (1) business day after being sent via a reputable nationwide overnight courier service or two
(2) business days after deposit in the U.S. postal mail, or on the next business day following transmittal via facsimile and confirmation of transmission on the transmission documentation. Notices under this Agreement shall be sent to the following representatives of the Parties:

If to the Company:

Name:    Robert Brown
Title:    CEO
Address:    5777 Central Avenue, Suite 102, Boulder, CO 80301
Phone:    (720) 505-4755
E-mail:    rbrown@brickellbio.com; AND

Name:    Andrew Sklawer
Title:    COO
Address:    5777 Central Avenue, Suite 102, Boulder, CO 80301
Phone:    (305) 582-4657
E-mail:    asklawer@brickellbio.com

If to Danforth:

Name:    Gregg Beloff
Title:    Managing Director
Address:    91 Middle Road Southborough, MA 01772
Phone:    (617) 686-7679
E-mail:    gbeloff@danforthadvisors.com

15.Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other which consent shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets, or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation, and if done shall notify promptly the other Party of such assignment and its accompanying details as may be relevant to this Agreement.

16.Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party, whether foreseen or not. In the event of such force majeure, the Party affected thereby shall immediately use reasonable efforts to mitigate, cure or overcome the same and resume performance of its obligations hereunder as soon as possible. Any Party claiming a force majeure event affecting its obligations or ability to perform under the Agreement shall immediately notify in writing the other Party of such event(s), the reason for the event(s) and qualification as such an event hereunder, and the actions being taken by that Party to mitigate and remedy said force majeure. If after a reasonable attempt has been made by the Party claiming force majeure to mitigate, overcome or cure the force majeure event as it affects that Party’s performance hereunder and the force majeure still continues, where such reasonable attempt shall not last more than thirty (30) calendar days, the other Party may terminate the Agreement immediately.

17.Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

18.Integration; Severability. This Agreement shall supersede any and all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

19.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, excluding choice of law principles. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in the state of Delaware.

20.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

Upon being fully executed by the Parties below, this Agreement shall become effective as of the Effective Date.

DANFORTH ADVISORS, LLC		BRICKELL BIOTECH, INC.

By:	/s/ Chris Connors	By:	/s/ Andrew Sklawer

Print Name: Chris Connors		Print Name: Andrew Sklawer

Title: President		Title: Chief Operating Officer

Date: November 20, 2020		Date: November 20, 2020

EXHIBIT A

Description of Services and Schedule of Fees

Danforth will perform finance and accounting functions which are necessary to support the management and operations of the Company as a publicly traded company listed on the Nasdaq, and other functions as mutually agreed to, certain of which are set forth below.
The engagement will be staffed initially by Bert Marchio, CFO at $350 per hour.
Bert Marchio resides in Massachusetts but will commute and provide Services on-site at the Company’s Boulder, Colorado location for a minimum of one week per month.The Company either will pay directly, or reimburse Danforth, for Mr. Marchio’s commuting expenses to provide the Services, as follows: the Company will pay for actual costs for economy airfare only, and for hotel accommodations in Boulder, Colorado of the Company’s choosing, as well as taxi or its equivalent, or rental car, and meals while engaged in the Services.
Danforth financial management and oversight Services include equity/cap table management, GAAP financial reporting, audit and tax coordination, contract management and oversight, financial modeling, budgets and forecasts, investor relations and board communication. In addition, Danforth’s Services include day to day accounting and HR support including treasury, cash management and bank reconciliations, accounts receivable and accounts payable, journal entries and monthly financial statement preparation, payroll, HR and benefits administration, organize and maintain corporate records, streamlining of accounting procedures, systems and controls and other related activities.
Danforth agrees not to staff personnel or contracted agents to perform Services hereunder without obtaining prior written approval from the Company that it agrees the qulaifications of the person(s) meet the Company’s needs.
To the extent other Danforth personnel (or contracted agents) may be used, the following will apply:
Senior Advisor Services ($450/hour):
•Participate in longer-term strategic planning process
•Participate in financing activities, including additional capital raises and/or debt and equity restructurings.
•Oversee the finance and accounting functions, including the Danforth engagement team
•Board, Audit, Compensation, and Corporate Governance committee meeting preparation, support and attendance

CFO Services ($375/hour):

•Participate in longer-term strategic planning process
•Participate in financing activities, including additional capital raises and/or debt and equity restructurings
•Oversee the finance and accounting functions, including the Danforth engagement team

•Board, Audit, Compensation, and Corporate Governance committee meeting preparation, support and attendance
•Insider Trading and blackout period monitoring and oversight in collaboration with the Legal department
•Provide finance support for operational planning
•Participate in supplier contract negotiation and cost reduction planning
•Assist with corporate and business development/licensing initiatives
•Perform financial modeling, planning and analysis
•Strategic opportunity assessment
•Stock option plan management
•Capitalization table management
•Insurance negotiations, oversight and strategy
•SEC filings, FINRA and other responses to SEC and Nasdaq, other filings and activities required by law for a publicly traded company

Senior Director ($335/hour):

•Review financial statements, and prepare reporting packages for investors, and the Board of Directors
•Prepare financial statement disclosures and SEC filings
•Prepare for and manage financial statement audit
•Review systems of internal control, processes and SOPS to identify areas for risk management and improvement
•Systems implementation
•Prepare detailed financial analyses, including forecasts, budgets, waterfall, etc.
•Analyze capital structure and cash/financing needs
•Update and manage capitalization table
•Account for and manage stock option grants, including oversight of the 409(a) valuation

Manager Services ($185/hour):

•Maintain an appropriate accounting system and general ledger, likely on QuickBooks
•Regular bookkeeping and accounting activities--- monthly close, monthly reporting, and general financial administration
•Establish and perform procedures for setting up new vendors (contracts, W-9s) and paying monthly invoices; manage payables and cash disbursements
•Reconcile cash accounts, track cash usage and prepare cash flow projections

•Establish reporting template and perform monthly reporting (internal and external)
•Establish/maintain internal controls
•Work with the Company management team to prepare operating plans and budgets
•Input of budget in QuickBooks for variance analysis
•Manage insurance and banking
•Establish and manage payroll and employee benefits
•Monthly payroll/benefits administration (if applicable)
•Update and manage the Company’s capitalization table
•Financing, audit, budget, payroll/workers comp set up or other special project(s), as required and requested
•Provide support for fundraising initiatives
•Assist with tax returns, as appropriate

Consultant Services ($125/hour):

•Manage the entire purchasing and accounts payables process
•Process payroll and related benefits
•Record month end journal entries
•Prepare month end account reconciliations
•Assist with special projects and compliance (audit, tax, 1099s, etc.)